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                                                                  EXHIBIT 12.01

                       Oklahoma Gas and Electric Company
                                  S E C Method
                       Ratio of Earnings to Fixed Charges
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                                  Year Ended        Year Ended       Year Ended      Year Ended       Year Ended      Year Ended
                                 June 30, 2000      Dec 31, 1999     Dec 31, 1998    Dec 31, 1997    Dec 31, 1996    Dec 31, 1995
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
    Earnings:

      Net Income                 $121,457,000      $139,041,000     $160,338,000    $120,994,000     $116,869,000    $112,544,000

    Plus Income Taxes:
        Federal Income Taxes       74,733,000        86,749,000       73,963,000      51,214,000       65,954,000      61,996,000
        State Income Taxes         13,844,000        15,016,000       12,564,000       9,330,000        7,217,000      10,804,000
        Federal Deferred Taxes     (7,064,000)      (10,270,000)      21,604,000      14,022,000       (2,076,000)     (2,225,000)
        State Deferred Taxes         (947,000)       (1,525,000)       2,593,000       1,905,000        4,232,000        (110,000)
        Invest Tax Credit          (5,150,000)       (5,150,000)      (5,150,000)     (5,150,000)      (5,150,000)     (5,150,000)
        Taxes (below the line)       (461,000)          146,000        1,009,000       1,403,000         (515,000)      1,436,000
    Plus Fixed Charges             47,594,000        46,842,000       50,282,000      57,043,000       60,972,000      72,434,000

         Total Earnings          $244,006,000      $270,849,000     $317,203,000    $250,761,000     $247,503,000    $251,729,000

    Fixed Charges:

        Long-term debt interest    45,438,000        44,813,000       44,515,000      53,281,000       54,141,000      63,970,000
        Amort. Disc & Exp
        Amort. of Prem
        Other interest expense      1,972,000         1,845,000        5,426,000       3,265,000        6,134,000       7,999,000
        Calculated int on
          leased property             184,000           184,000          341,000         497,000          697,000         465,000

         Total Fixed Charges      $47,594,000       $46,842,000      $50,282,000     $57,043,000      $60,972,000     $72,434,000

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Ratio of Earnings to Fixed Charges       5.13              5.78             6.31            4.40             4.06            3.48
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